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                                                              EXHIBIT 5.1



                            FORM OF RICHARDS & O'NEIL, LLP
                                     S-8 OPINION






                                   June    , 1998



Aurora Foods Inc.
456 Montgomery Street, Suite 2200
San Francisco, CA  94104

     Re:  Aurora Foods Inc. Form S-8

Ladies and Gentlemen:

     We have acted as counsel for Aurora Foods Inc., a Delaware corporation (the "Company"), in connection with the issuance of up to 3,500,000 shares (the "Incentive Option Shares") of the Company's Common Stock, $.01 par value (the "Common Stock") reserved for issuance upon the exercise of options granted and to be granted pursuant to the Company's 1998 Incentive Plan (the "Incentive Plan") and 200,000 shares (the "ESPP Shares") of its Common Stock issuable under the Company's 1998 Employee Stock Purchase Plan (the "ESPP").

     We are familiar with the proceedings taken by the Company in connection with the Registration Statement and the proposed public offering.

     Upon the basis of the foregoing and such other investigations as we have deemed necessary in connection with this opinion and, assuming that the Registration Statement No. 333-50681 on Form S-1 of Aurora Foods Inc. becomes and remains effective, we are of the opinion that the Incentive Option Shares and the ESPP Shares will, upon sale and delivery thereof in the manner specified in the Incentive Plan and ESPP, respectively, be legally issued, fully paid, and nonassessable.

     We consent to the fling of this opinion as Exhibit 5.1 to the Company's Form S-8.

                              Very truly yours,